Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of inTEST Corporation of our report dated March 22, 2023, relating to the consolidated financial statements and the financial statement schedule of inTEST Corporation and its subsidiaries, appearing in the Annual Report on Form 10-K of inTEST Corporation for the year ended December 31, 2022.

/s/ RSM US LLP

Blue Bell, Pennsylvania
August 10, 2023